Exhibit 23.3

July 20, 2026

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Magnolia Oil and Gas Corporation filed with the Securities and Exchange Commission (the “Registration Statement”) on the date hereof of all references to our firm and of our report dated January 12, 2026, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2025, of Magnolia Oil and Gas Corporation. We further consent to the use of the name Miller and Lents, Ltd. under the heading “Experts” in the Registration Statement.

Very truly yours,

Texas Registered Engineering Firm No. F-1442

/s/ Robert J. Oberst
Robert J. Oberst, P.E.
Chairman